UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2015

TITAN MACHINERY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33866	45-0357838
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

644 East Beaton Drive
West Fargo, North Dakota 58078
(Address of Principal Executive Offices) (Zip Code)

(701) 356-0130
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2015, Titan Machinery Inc. (the “Company”) and Peter Christianson entered into a Services Agreement (the “Agreement”) to provide the terms of Mr. Christianson’s continued service to the Company. Under the terms of the Agreement, Mr. Christianson will conclude his term as President of the Company, and will assume the position of Chairman of International Operations, with his job duties focused on the Company’s international operations, effective as of the Company’s 2015 Annual Meeting, which will be held on June 4, 2015 (the “Annual Meeting”). Mr. Christianson will continue leading the Company’s International segment through the end of the 2016 fiscal year. Following the end of the 2016 fiscal year, Mr. Christianson will serve the Company in a consulting role.

The Agreement provides that upon his transition to a consulting role Mr. Christianson will be paid an annual fee equal to the annual base salary stated in his March 6, 2013, employment agreement for a term of three years, which amount will continue to be paid for the remainder of such term if the Agreement is terminated by the Company without Cause or by Mr. Christianson with Good Reason (each term as defined in the Agreement). Mr. Christianson will also participate in the Company’s medical and dental plans two years following his transition to consulting status. Mr. Christianson will not be entitled to other items of compensation that he is currently entitled to, including incentive compensation and other employee benefits available to Company employees. The terms of Mr. Christianson’s unvested stock option, restricted stock, and restricted stock units awards will be amended to provide that they will continue to vest on their current terms, provided that Mr. Christianson complies with the restrictive covenants contained in his employment agreement as in effect immediately prior to the execution of the Agreement.

Mr. Christianson will also conclude his service on our Board of Directors at the end of his current term, which expires on the date of the 2015 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Titan Machinery Inc.

Date: May 11, 2015	By	/s/ David J. Meyer
	Name:	David J. Meyer
	Title:	Board Chair and Chief Executive Officer